Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF WESTROCK COMPANY

Entity	State or Country of Formation
KapStone Paper and Packaging Corporation	Delaware, USA
Multi Packaging Solutions Acquisitions 1 Limited	United Kingdom
Multi Packaging Solutions Acquisitions 2 Limited	United Kingdom
Multi Packaging Solutions Global Holdings Limited	United Kingdom
Multi Packaging Solutions Limited	United Kingdom
Stone Global Inc.	Delaware, USA
WestRock—Solvay, LLC	Delaware, USA
WestRock—Southern Container, LLC	Delaware, USA
WestRock California, Inc.	California, USA
WestRock Canada Holdings Inc.	Georgia, USA
WestRock Coated Board, LLC	Alabama, USA
WestRock Company	Delaware, USA
WestRock Company of Canada Corp.	Canada
WestRock Converting, LLC	Georgia, USA
WestRock CP, LLC	Delaware, USA
WestRock MWV, LLC	Delaware, USA
WestRock RKT, LLC	Georgia, USA
WestRock Shared Services, LLC	Georgia, USA
WestRock Timber Note Holding Company III	Delaware, USA
WestRock Timber Note Holding IV, LLC	Delaware, USA
WRKCo Inc.	Delaware, USA
WRK International Holdings, Sarl	Luxembourg